                                                                    EXHIBIT 12.1


                          ARCHSTONE COMMUNITIES TRUST
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (Dollar amounts in thousands)

                                  (Unaudited)

                                    Nine Months Ended
                                      September 30,            Twelve Months Ended December 31,
                                    ------------------  ------------------------------------------------
                                      2000      1999      1999      1998    1997/(1)/   1996      1995
                                    --------  --------  --------  --------  --------- --------  --------
Earnings from operations.......     $140,050  $126,167  $169,339  $134,571  $24,686   $ 94,089  $ 81,696
Add:
   Interest expense............      109,010    87,818   121,494    83,350   61,153     35,288    19,584
                                    --------  --------  --------  --------  -------   --------  --------
Earnings as adjusted...........     $249,060  $213,985  $290,833  $217,921  $85,839   $129,377  $101,280
                                    ========  ========  ========  ========  =======   ========  ========
Fixed charges:
   Interest expense............     $109,010  $ 87,818  $121,494  $ 83,350  $61,153   $ 35,288  $ 19,584
   Capitalized interest........       18,694    25,385    31,912    29,942   17,606     16,941    11,741
                                    --------  --------  --------  --------  -------   --------  --------
        Total fixed charges....     $127,704  $113,203  $153,406  $113,292  $78,759   $ 52,229  $ 31,325
                                    ========  ========  ========  ========  =======   ========  ========
Ratio of earnings to fixed
    charges....................          2.0       1.9       1.9       1.9      1.1        2.5       3.2
                                    ========  ========  ========  ========  =======   ========  ========

(1) Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring the management companies from an affiliate. Excluding this charge, the ratio of earnings to fixed charges for the year ended December 31, 1997 would be 2.0.